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                                                                      EXHIBIT 12


                AMERITRUCK DISTRIBUTION CORP. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (In thousands)
                                  (Unaudited)



                                           Three Months Ended    Six Months Ended
                                                June 30,             June 30,
                                          --------------------  ------------------
                                            1997*      1996*      1997*     1996*
                                          ----------  --------  ---------  -------

Earnings:
      Loss before income taxes and
       extraordinary items                  $(9,374)   $ (853)  $(12,294)  $ (641)
                                            -------    ------   --------   ------

Fixed charges:
      Interest expense and amortization
       of debt discount and premium on
       all indebtedness                       4,778     3,955      9,272    7,643
      Portion of rent under long-term
       operating leases representative
       of an interest factor                    718       434      1,401      760
      Redeemable preferred stock dividend
       requirements                              23         -         23        -
                                            -------    ------   --------   ------
      Total fixed charges                     5,519     4,389     10,696    8,403
                                            -------    ------   --------   ------

Earnings (loss) before income taxes,
 extraordinary items and fixed charges      $(3,855)   $3,536   $ (1,598)  $7,762
                                            =======    ======   ========   ======

Ratio of earnings to fixed charges /(1)/          -         -          -        -
                                            =======    ======   ========   ======

/(1)/ The Company's earnings were insufficient to cover fixed charges by $9,374 and $853 for the three month periods ended June 30, 1997 and 1996. The Company's earnings were also insufficient to cover fixed charges by $12,294 and $641 for the six month periods ended June 30, 1997 and 1996.

* Comparisons between periods are affected by acquisitions - see Note 2 contained in the unaudited Notes to Consolidated Financial Statements.